    As filed with the Securities and Exchange Commission on January 31, 2003.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                   SCHEDULE TO
   Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                              Exchange Act of 1934
                                ----------------
                           SIRIUS SATELLITE RADIO INC.
                       (Name of Subject Company (issuer))

                           SIRIUS SATELLITE RADIO INC.
                        (Name of Filing Person (offeror))

                 8 3/4% Convertible Subordinated Notes due 2009
                         (Title of Class of Securities)

                                   125127 AJ 9
                      (CUSIP Number of Class of Securities)

                               PATRICK L. DONNELLY
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           SIRIUS SATELLITE RADIO INC.
                     1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            New York, New York 10020
                                 (212) 584-5100
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                ----------------

                                    Copy to:
                              GARY L. SELLERS, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000
                                ----------------

                            CALCULATION OF FILING FEE

================================================================================
       TRANSACTION VALUATION                         AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
            $5,487,000(a)                                    $504.80
================================================================================

(a) Calculated as the value of one-third of the principal amount of the Company's 8 3/4% Convertible Subordinated Notes due 2009.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     Amount Previously Paid:      $21,371.32                Filing Party:     Sirius Satellite Radio Inc.
     Form or Registration No.:    Form S-4 (333-101317)     Date Filed:       November 20, 2002

[ ] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Checkthe appropriate boxes to designate any transactions to which this statement relates:

  [ ] third party tender offer subject to Rule 14d-1  [ ] going-private transaction subject to Rule 13e-3
  [X] issuer tender offer subject to Rule 13e-4       [ ] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

================================================================================

     This Issuer Tender Offer Statement on Schedule TO relates to an offer by Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), to exchange all of the Company's outstanding 8 3/4% Convertible Subordinated Notes due 2009 for the Company's Common Stock, par value $0.001 per share, upon the terms and subject to the conditions contained in the Prospectus and Solicitation Statement dated January 30, 2003 and the related Letter of Transmittal and Consent, which are filed as exhibits to this Schedule TO.

     This Issuer Tender Offer Statement on Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

Items 1 - 11.

     The information in the Prospectus and Solicitation Statement and the related Letter of Transmittal is incorporated herein by reference in answer to Items 1 through 11 of this Issuer Tender Offer Statement on Schedule TO.

Item 12.  Exhibits.

Exhibit No.          Description
-----------          -----------
(a)(1)(i)            Prospectus and Solicitation Statement, dated January 30,
                     2003 (incorporated by reference to the Company's
                     Registration Statement on Form S-4 (File No. 333-101317)
                     (the "Registration Statement")).

(a)(1)(ii) Form of Letter of Transmittal and Consent (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(iii) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(iv)           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                     Companies and other Nominees.

(a)(1)(v)            Form of Letter to Clients.

(a)(1)(vi)           Form of Master Ballot (incorporated by reference to Exhibit
                     99.4 to the Registration Statement).

(a)(1)(vii) Form of Ballot (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(2)               None.

(a)(3)               None.

(a)(4)               Filed herewith as Exhibit (a)(1)(i).

(a)(5)               Press release issued on January 30, 2003.

(b)                  None.

(d) Lockup Agreement, dated October 17, 2002 (incorporated by reference to Exhibit A to the Registration Statement).

(g)                  None.

(h) Tax Opinion of Simpson Thacher & Bartlett (incorporated by reference to Exhibit 8.1 to the Registration Statement).

Item 13. Information required by Schedule 13E-3.

             Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             SIRIUS SATELLITE RADIO INC.


                             By:         /s/ Patrick L. Donnelly
                                ---------------------------------------
                                Name:  Patrick L. Donnelly
                                Title: Executive Vice President, General Counsel
                                       and Secretary


Dated: January 31, 2003

                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'